NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 26, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 14, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the offer to purchase and merger agreement between Blyth, Inc. and CB Shine Merger Sub, Inc. , a wholly owned subsidiary of CB Shine Holdings, LLC, a wholly owned subsidiary of Carlyle U.S. Equity Opportunity Fund, L.P. which became effective on October 14, 2015, each outstanding share of Common Stock of Blythe, Inc. not previously tendered was converted into $6.00 cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 15, 2015.